Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of mPhase Technologies, Inc. (the “Company”) on Form S-1 of our report dated October 13, 2021 relating to our audit of the balance sheets as of June 30, 2021 and 2020, and the related statements of operations and other comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2021, and the related notes, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

February 22, 2022

331 Newman Springs Road	P (732) 822-4427
Building 1, 4th Floor, Suite 143	F (732) 510-0665
Red Bank, NJ 07701